Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2014 FIRST QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS AUTHORIZES QUARTERLY CASH DIVIDEND

Q1 2014 Financial Highlights

•                  Revenue increased by 15% to $470 million from the first quarter of 2013

•                  Net income attributable to Primoris grew by 11% to $10.8 million, or $0.21 per diluted share, compared to Q1 2013 net income attributable to Primoris of $9.8 million, or $0.19 per diluted share

•                  At March 31, 2014:

•            $167 million in cash, cash equivalents, and short-term investments

•            Total backlog of $1.85 billion

Dallas, TX — May 6, 2014— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its first quarter ended March 31, 2014.

The company also announced that on May 2, 2014, its Board of Directors authorized payment of a $0.035 per share cash dividend to stockholders of record June 30, 2014, payable on or about July 15, 2014.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “We are encouraged by our first quarter results, which saw double-digit growth in both the top and bottom line. With the difficult weather conditions encountered in this quarter, it was not a surprise that our overall margin percentage declined, but this decrease was more than offset by our revenue increase.  As a note, for the first time in Primoris’ history, our trailing twelve month revenue surpassed $2 billion.  Our balance sheet remains robust with cash and available credit giving us flexibility to continue to invest in external and internal opportunities.”

Mr. Pratt continued, “These first quarter results validate the growth and market diversification strategies we have followed over the past several years.  While some of our groups were challenged in the quarter, other operations delivered outstanding results.  It remains our intention to build a diverse company providing our customers different specialties in different markets and geographies.  There are multiple tailwinds, such as the aging pipeline system, oil and natural gas pricing differentials, and environmental regulation, driving demand in our end-markets and providing Primoris multiple avenues for growth both in the near and mid-term.”

2014 FIRST QUARTER RESULTS OVERVIEW

Revenue for the 2014 first quarter increased by 14.7% to $470.1 million, compared to the same period last year.  Revenue increased in each of our operating segments.

From an end-market perspective, our industrial end-markets experienced the greatest growth, with revenue increasing by $56.9 million compared to the same period last year, followed by the heavy civil end-markets with a $10.6 million increase, the underground capital projects end-markets increase of $7.6 million, and the engineering end-market increase of $0.9 million.  The utility services end-markets revenue declined $7.2 million, and revenue in our other end-market (primarily our parking structures business) declined by $8.7 million.

Gross profit increased by $3.7 million, or 8.0%, compared to the same period last year.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment consists of businesses located primarily in the southeastern United States and along the Gulf Coast.  Included in this segment are the operations of JCG’s Heavy Civil and Infrastructure & Maintenance divisions; Cardinal Contractor’s water and wastewater construction activities; and Sprint, Saxon, FSS, and James Industrial Contractors, divisions of Primoris Energy Services (“PES”).

•              West Construction Services — The West Construction Services segment consists of businesses located primarily in the western United States.  The segment primarily includes the constructions services provided by ARB, Inc., ARB Structures, Inc., Rockford, and Q3 Contracting, Inc.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended March 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Segment		Segment
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$223,072	47.5%	$190,211	46.4%
West Construction Services	234,026	49.7%	207,686	50.6%
Engineering	12,976	2.8%	12,098	3.0%
Total	$470,074	100.0%	$409,995	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended March 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$16,017	7.2%	$14,995	7.9%
West Construction Services	31,673	13.5%	28,749	13.8%
Engineering	2,067	15.9%	2,352	19.4%
Total	$49,757	10.6%	$46,096	11.2%

East Construction Services:  Revenue increased by $32.9 million in the 2014 first quarter compared to the same period last year.  Revenue increased by $9.4 million at the PES Sprint division, by $8.2 million at the PES James Industrial division, and by $3.8 million at the PES Saxon division.  Revenue at the JCG Heavy Civil division increased by $12.5 million, as $28.9 million in increased revenue from TXDOT and Mississippi projects was partially offset by a decrease of $16.0 million in LADOT projects.  Revenue at the JCG Infrastructure & Maintenance division decreased by $2.2 million.  The $1.0 million increase in gross profit was primarily at the PES Sprint division.  For the other companies and divisions in the segment, costs associated with the unusual weather in the Gulf Coast region during the first quarter of 2014, especially lengthy periods below freezing temperature, offset the benefit of the increase in revenue.  The reduction in gross margin as a percentage of revenue is a reflection of decreased margin on heavy civil projects, primarily the startup of the I-35 projects in Texas and the Mississippi projects, and the costs associated with the weather.

West Construction Services:  Revenue increased by $26.3 million in the 2014 first quarter compared to the same period last year.  Revenue increased by $44.7 million at the ARB Industrial division and $11.3 million at Q3C.  These increases were partially offset by decreases at the ARB Underground division of $17.6 million, ARB Structures of $6.0 million, and Rockford of $5.9 million.  The ARB Underground division was impacted primarily by a reduction in revenue from its large northern California utility customer.  The $2.9 million increase in gross profit resulted from increased gross profit at Q3C of $5.2 million, Rockford of $2.2 million, and the ARB Industrial division of $1.2 million, partially offset by a decrease in gross profit at the ARB Underground division of $5.7 million as the result of decreased revenue.  The reduction in gross margin as a percentage of revenue was the result of both the low margins on a solar project for the ARB Industrial division and the reduction in MSA revenue at the ARB Underground division.

Engineering: Revenue increased by $0.9 million in the 2014 first quarter compared to the same quarter last year.  Gross profit declined by $0.3 million.  The decline in gross profit resulted from several projects that were in their lower margin beginning stages.

Selling, general and administrative expenses (“SG&A”) were $29.7 million, or 6.3% of revenue for the first quarter of 2014, compared to $28.6 million, or 6.9% of revenue for the first quarter of 2013, an increase of $1.1 million.  Of the increase, $0.5 million was from the March 2013 acquisition of FSSI, with the remaining increase primarily from normal increases in compensation and compensation-related expenses.

Operating income for the 2014 first quarter was $20.0 million, or 4.3% of total revenue, compared to $17.5 million, or 4.3% of total revenue, for the same period last year.

Net other income and expenses in the 2014 first quarter was an expense of $1.7 million, a $0.5 million increase from net other expense of $1.2 million in the 2013 first quarter.

The provision for income taxes for the 2014 first quarter was $7.1 million, or an effective tax rate on net income attributable to Primoris of 39.6%, compared to $6.2 million, or an effective tax rate on net income attributable to Primoris of 38.8%, in the prior year quarter.

Net income attributable to Primoris for the 2014 first quarter was $10.8 million, or $0.21 per diluted share, compared to net income attributable to Primoris of $9.8 million, or $0.19 per diluted share, in the same period in 2013.

Fully diluted weighted average shares outstanding for the 2014 first quarter increased by 0.5% to 51.7 million from 51.5 million in last year’s first quarter.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at March 31, 2014 included cash, cash equivalents, and short-term investments of $166.9 million, working capital of $221.3 million, total debt and capital leases secured by equipment of $212.7 million, and stockholders’ equity of $409.6 million.  The balance sheet included a $4.3 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.

BACKLOG

	Backlog at March 31, 2014 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

East Construction Services	$1,141	$111	$1,252
West Construction Services	158	385	543
Engineering	54	—	54
Total	$1,353	$496	$1,849

At March 31, 2014, Fixed Backlog was $1.35 billion, compared to $1.48 billion at December 31, 2013.  In the first quarter of 2014, approximately $78.8 million of revenue was recognized by non-Fixed Backlog projects.

At March 31, 2014, MSA Backlog was $496.0 million, compared to $460.3 million at December 31, 2013.  As previously discussed, MSA Backlog includes estimated MSA revenue for the next four quarters.

Total Backlog at March 31, 2014 was $1.85 billion, compared to $1.94 billion at December 31, 2013.  We expect that during the next four quarters, we will recognize as revenue approximately 43% of the East Construction Services segment Total Backlog, approximately 98% of the West Construction Services segment Total Backlog, and approximately 90% of the Engineering segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is still derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Projects that are considered a part of Total Backlog may still be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, May 6 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•                  (877) 407-8293 (Domestic)

•                  (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, passcode 13581348, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’s website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2013, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statement.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Revenue	$470,074	$409,995
Cost of revenue	420,317	363,899
Gross profit	49,757	46,096
Selling, general and administrative expenses	29,712	28,619
Operating income	20,045	17,477

Other income (expense):
Income from non-consolidated entities	14	269
Foreign exchange gain (loss)	26	(59)
Other expense	(114)	(56)
Interest income	52	40
Interest expense	(1,668)	(1,424)
Income before provision for income taxes	18,355	16,247

Provision for income taxes	(7,090)	(6,207)
Net income	11,265	10,040

Net income attributable to noncontrolling interests	(432)	(270)

Net income attributable to Primoris	10,833	9,770

Earnings per share:
Basic:	$0.21	$0.19
Diluted:	$0.21	$0.19

Weighted average common shares outstanding:
Basic	51,610	51,456
Diluted	51,714	51,467

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$149,620	$196,077
Short-term investments	17,326	18,686
Customer retention deposits and restricted cash	55	5,304
Accounts receivable, net	289,124	304,955
Costs and estimated earnings in excess of billings	75,067	57,146
Inventory and uninstalled contract materials	58,681	51,829
Deferred tax assets	13,133	13,133
Prepaid expenses and other current assets	12,610	12,654
Total current assets	615,616	659,784
Property and equipment, net	228,834	226,512
Intangible assets, net	43,460	45,303
Goodwill	118,626	118,626
Other long-term assets	416	468
Total assets	$1,006,952	$1,050,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,089	$127,302
Billings in excess of costs and estimated earnings	147,301	173,365
Accrued expenses and other current liabilities	91,559	91,079
Dividends payable	1,808	1,805
Current portion of capital leases	2,681	3,288
Current portion of long-term debt	27,559	28,475
Current portion of contingent earnout liabilities	4,347	5,000
Total current liabilities	394,344	430,314
Long-term capital leases, net of current portion	1,823	2,295
Long-term debt, net of current portion	180,653	191,051
Deferred tax liabilities	10,092	10,092
Long-term contingent earnout liabilities, net of current portion	—	4,233
Other long-term liabilities	10,405	14,260
Total liabilities	597,317	652,245
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	162,050	159,196
Retained earnings	247,242	238,216
Noncontrolling interests	338	1,031
Total stockholders’ equity	409,635	398,448
Total liabilities and stockholders’ equity	$1,006,952	$1,050,693